Exhibit 5.3

CONSENT OF STEVEN NICHOLLS

The undersigned hereby consents to the references to, and the information derived from, the report titled “Technical Report Maiden Resource Estimate North Bullion and Railroad Project, Elko County, Nevada, USA – Amended and Restated” with an effective date of September 15, 2017 and to the references, as applicable, to the undersigned's name included in or incorporated by reference in the Registration Statement on Form F-10 being filed by Gold Standard Ventures Corp.

/s/ Steven J. Nicholls
Steven J. Nicholls, BA.Sc., MAIG

June 8, 2018